Exhibit 10.32

June 4, 2009

Sundari Mitra

Dear Sundari:

I am pleased to offer you a position with MoSys, Inc. (the “Company”) as Executive Vice President of Engineering, an exempt position.  This offer letter (the “Agreement”) sets forth the terms and conditions of the Company’s offer of employment.  This is intended to be a binding agreement, and, if the terms contained in this Agreement are acceptable to you, please acknowledge your acceptance by signing in the signature block, below.  The Company’s offer of employment is conditioned upon: (1) your presenting evidence of your authorization to work in the United States and your identity sufficient to allow the Company to complete the I-9 form required by law within three business days of the commencement of your employment with the Company; (2) your consent to, and satisfactory completion of, a background check; (3) your completion of the Company’s standard Directors and Officers Questionnaire and the Company’s satisfactory review of your responses and (4) your execution of the Company’s standard form of Employment, Confidential Information and Invention Assignment Agreement.  At all times, your employment with the Company remains “at-will,” as set forth below.

Your title will be Executive Vice President of Engineering at MoSys reporting to Len Perham, the Chief Executive Officer.  MoSys will organize the Company such that you have the responsibility to receive an approved product definition from corporate applications and using that definition proceed to create and complete intellectual property-based solutions and/or complete stand-alone integrated circuits all the way from development through characterization, life test, and delivery to a business organization, which will in turn provide these proven solutions to MoSys customers.  Your other duties will include those normally associated with the position of Executive Vice President of Engineering, as well as such other duties as your supervisor may from time to time assign to you.  While employed by the Company, you may not work as an employee or consultant of any other organization or engage in any other activities which conflict or interfere with your obligations to the Company, without the express prior written approval of the Chief Executive Officer of the Company.  It is understood that you will not be employed by any other person or organization when you commence employment with the Company.

Your semi-monthly compensation will be $8,541.66, which is equal to $205,000.00 annually.  Your compensation will be paid in accordance with the Company’s normal payroll procedures and will be subject to applicable withholdings required by law or as authorized by you.

Upon approval of the Compensation Committee of the board of directors, you will be granted an option to purchase 675,000 shares of the Company’s common stock (the “Award”).  The terms of such option shall be as generally set forth in the Company’s form of new employee inducement stock option agreement.  The option will vest monthly over four years (1/48th per month starting on the one month anniversary of the vesting commencement date). The option shall be an incentive stock option, to the extent permitted by law. The per share exercise price of the option shall be the fair market value of the Company’s common stock on the date of grant.

In the event of the termination of your employment without Cause (defined below) by the Company during the 18 month period subsequent to the commencement of your employment, you will be entitled to severance of up to 12 months of base salary, medical benefit coverage and acceleration of vesting of stock options (the “Severance”). For each month of severance benefits you receive, the vesting of the stock options awarded to you shall be accelerated by that number of months.  The Severance will be determined as follows:

•                  If your employment is terminated by the Company without Cause during the first 6 months of your employment, you will be entitled to 12 months of Severance; or

•                  If your employment is terminated by the Company without Cause at any time after the first 6 months of your employment, up to 18 months after the commencement of your employment, you will be entitled to Severance from the date of termination through the date that is 18 months after the commencement of your employment.

If your employment is terminated by the Company for any or no reason after the first 18 months of your employment, or if you resign your employment at any time for any reason or no reason, you will not be entitled to the Severance.  In order to receive the Severance, you must execute the Company’s standard form of release agreement as then in effect.   Under this Agreement, “Cause” means a good faith determination by the Chief Executive Officer and/or the board of directors that your employment has been terminated for any of the following reasons:  (i) willful act of fraud, embezzlement, dishonesty or other misconduct that materially damages the Company; (ii) continued failure to perform your duties to the Company, to follow Company policy as set forth in writing from time to time, or to follow the legal directives of your supervisor, in each case in a manner that results in material damage to the Company, that is not corrected within 30 days following written notice thereof to you by the Company; (iii) misappropriation of any material assets of the Company; (iv) conviction of, or a plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof; (v) willful and material breach of any agreement with the Company, that is not corrected within 30 days following written notice thereof to you by the Company; and/or (vi) willful use or unauthorized disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company.

You will also be eligible to participate, subject to the generally applicable terms and conditions of the plan or program in question and the determination of any committee administering such plan or program, in the Company’s employee benefit plans and programs, including standard major medical, dental, life, disability and vision insurance benefits, flexible benefit plan, paid holidays, personal time off (PTO) and the 401(k) plan.  Please consult the terms of those plans, which govern your eligibility and terms, and/or contact the Company’s Human Resources Department.  You will be reimbursed on a regular basis for reasonable, necessary and properly documented business and travel expenses incurred for the purpose of conducting the Company’s business, in accordance with Company policy.

You should be aware that your employment with the Company is for no specified period and constitutes at will employment.  As a result, you are free to resign at any time, for any reason or for no reason.  Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

All of the payments and benefits set forth in this Agreement are intended to either qualify for exemption from or comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including the applicable regulations (“Section 409A”), so that none of the payments and benefits will result in adverse tax consequences, including tax penalties under Section 409A, and any ambiguities will be interpreted to so comply.  A termination by the Company without Cause is intended to constitute an involuntary separation of service under Section 409A and any severance payments and benefits under this Agreement, shall, to the extent possible, qualify for the short term deferral exception, the separation pay plan exception or other applicable exception under Section 409A, and any ambiguities will be interpreted to so comply.  Each severance payment and benefit and each installment of a severance payment or benefit shall be deemed a separate payment under this Agreement.  To the extent that any of the payments and benefits payments due on or within the six month period following your termination are determined to constitute deferred compensation subject to Section 409A, they will be subject to the following restrictions:  (i) any such deferred compensation shall be paid or provided to you only if and as of the date you experience a “separation from service” under Section 409A; (ii) if and to the extent that such deferred compensation is subject to the “six-month delay” required by Section 409A(a)(2)(B)(i), as determined in good faith by the Company, any such payments due within the six month period following your termination shall be delayed such that the payments are paid in a lump sum immediately following the six month period (or the date of your death if earlier).

You agree that any dispute arising out of or related to your employment, including termination of your employment, with the Company shall be resolved only by an arbitrator through final and binding arbitration and not by way of court or jury trial.   A neutral arbitrator shall be selected by mutual agreement of the parties.  The location of the arbitration proceeding shall be in the general geographical vicinity of the place where you last worked for the Company, unless each party to the arbitration agrees in writing otherwise.  If for any reason the parties cannot agree to an arbitrator, either party may apply to a court of competent jurisdiction for appointment of a neutral arbitrator.  The court shall then appoint an arbitrator, who shall act under this Agreement with the same force and effect as if the parties had selected the arbitrator by mutual agreement.  Each party will pay the fees for his, her or its own attorneys, subject to any remedies to which that party may later be entitled under applicable law.  However, in all cases where required by law, the Company will pay the arbitrator’s and arbitration fees.  If under applicable law the Company is not required to pay all of the arbitrator’s and/or arbitration fees, such fee(s) will be apportioned between the parties by the Arbitrator in accordance with said applicable law.  The arbitrator may award any party any remedy to which that party is entitled under applicable law, but such remedies shall be limited to those that would be available to a party in a court of law for the claims presented to and decided by the arbitrator.  The arbitrator will issue a decision or award in writing, stating the essential findings of fact and conclusions of law.  Except as may be permitted or required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties.  A court of competent jurisdiction shall have the authority to enter a judgment upon the award made pursuant to the arbitration. Claims may be brought before an administrative agency but only to the extent applicable law permits access to such an agency notwithstanding the existence of an agreement to arbitrate.   However, there will be no right or authority for any dispute to be brought, heard or arbitrated as a class or collective action.  This Agreement to arbitrate is governed by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. and evidences a transaction involving interstate commerce.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to the Human Resources Department (Marilyn Chin).  This offer will expire on June 5, 2009 at 5:00 pm. This Agreement, along with the applicable stock option agreement, restricted stock unit award agreement and the non-compete agreement between you and the Company, together with the Company’s standard employment policies and procedures in effect from time to time constitute the entire terms of your employment with the Company and supersedes all prior representations or agreements, whether written or oral.  This Agreement is to be governed by California law.  To the extent that any of the terms of this Agreement or any of the foregoing agreements conflict with the Company’s standard employment policies and procedures in effect from time to time, the former shall govern.  This Agreement may not be modified or amended except by a written agreement signed by the Chief Executive Officer of the Company and you.

I believe that you can make a great contribution to MoSys and look forward to working with you.

Sincerely,

/s/ Len Perham

Len Perham
Chief Executive Officer

ACCEPTED AND AGREED TO
this 8th day of June, 2009.

Start date: June 8, 2009.

/s/ Sundari Mitra